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Accountants and Business Advisors
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Land America Tax and Flood Services, Inc,
We have examined management's assertion, included in the accompany ing Report on Assessment of Compliance with Regulation AB Servicing Criteria ("Management's Report"), that Land
America T ax and Flood Services, Inc. (the "Company ") complied with the servicing criteria set forth in item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for the
residential and commercial mortgage backed securities for which the Company served as third-
party property tax payment provider on the underlying collateral (the "Platform") as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(i)--(iv), 1122(d)(2)(i)--(vii),
1122(d)(3)(i)--(iv), 1122(d)(4)(i)--(x) and 1122(d)(4)(xiii)--(xv), which management has determined are not applicable to the activities performed by the Company with respect to the
Platform. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.
O u r e x a m i n a t i o n w a s c o n d u c t e d i n a c c o r d a n c e w i t h t h e s t a n d a r d s o f t h e P u b l i c C o m p a n y
A c c o u n t i n g O v e r s i g h t B o a r d ( U n i t e d S t a t e s ) a n d , a c c o r d i n g l y , i n c l u d e d e x a m i n i n g , o n a
t e s t b a s i s , e v i d e n c e a b o u t t h e C o m p a n y ' s c o m p l i a n c e w i t h t h e a p p l i c a b l e s e r v i c i n g
c r i t e r i a f o r t h e P l a t f o r m a n d p e r f o r m i n g s u c h o t h e r p r o c e d u r e s a s w e c o n s i d e r e d
n e c e s s a r y i n t h e c i r c u m s t a n c e s . O u r e x a m i n a t i o n i n c l u d e d t e s t i n g s e l e c t e d a s s e t - b a c k e d
t r a n s a c t i o n s a n d s e c u r i t i e s c o n s t i t u t i n g t h e P l a t f o r m a n d e v a l u a t i n g w h e t h e r t h e
Company p e r f o r m e d s e r v i c i n g a c t i v i t i e s r e l a t e d t o t h o s e t r a n s a c t i o n s a n d s e c u r i t i e s i n
c o m p l i a n c e w i t h t h e a p p l i c a b l e s e r v i c i n g c r i t e r i a f o r t h e p e r i o d c o v e r e d by t h i s r e p o r t .
A c c o r d i n g l y , o u r t e s t i n g m a y n o t h a v e i n c l u d e d s e r v i c i n g a c t i v i t i e s r e l a t e d t o e a c h
asset - b a c k e d t r a n s a c t i o n o r s e c u r i t y c o n s t i t u t i n g t h e P l a t f o r m . F u r t h e r , o u r e x a m i n a t i o n
w a s n o t d e s i g n e d t o d e t e c t m a t e r i a l n o n c o m p l i a n c e t h a t m a y h a v e o c c u r r e d p r i o r t o ( h e
p e r i o d c o v e r e d b y t h i s r e p o r t a n d t h a t m a y h a v e a f f e c t e d t h e Co m p a n y ' s s e r v i c i n g
a c t i v i t i e s d u r i n g t h e p e r i o d c o v e r e d b y t h i s r e p o r t . W e b e l i e v e t h a t o u r e x a m i n a t i o n
p r o v i d e s a r e a s o n a b l e b a s i s f o r o u r o p i n i o n . ( ) i n - e x a m i n a t i o n d o e s n o t p r o v i d e a l e g a l
d e t e r m i n a t i o n o n t h e C o m p a n y ' s c o m p l i a n c e w i t h t h e a p p l i c a b l e s e r v i c i n g c r i t e r i a .
In our opinion, management's assertion that Land America Tax and Flood Services, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31,
2007 is fairly stated, in all material respects .
/ s / G r a n t T h o r n t o n L L P
San Diego, CA
February 6, 2008
12340 El Camino Real
Suite 220
San Diego, CA 92130
T 858.704.8000
F 858.704.8099
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